Exhibit 99.1

Edge Petroleum Updates Operations

          HOUSTON, Aug. 31 /PRNewswire-FirstCall/ -- Edge Petroleum Corporation (Nasdaq: EPEX) today provided an update on its operations and commodity price risk management activities since the end of second quarter.

          Through the end of August 2005, Edge has drilled a total of 31 wells, 30 of which have been apparent successes, for a 97% year to date success rate. Six wells are currently in the process of being completed and are expected to contribute to our production stream beginning in September.

          Edge currently has eight wells drilling, five in south Texas and three in New Mexico.  Since the end of the second quarter, Edge has picked up an additional four drilling rigs, two of which are in south Texas and two of which are in New Mexico.

          In south Texas, Edge has two rigs drilling in its Queen City play where a total of 11 wells, 10 of which have been successful, have been drilled since the beginning of the year.  Edge continues to expand its position in this play and has recently acquired an additional 3,300 acres of undeveloped leasehold which is believed to be highly prospective.  Current plans are to keep two rigs running continuously in this play well into 2006 and spud another six to eight wells by year-end 2005.  In its Lobo play, also in south Texas, Edge has two rigs drilling with plans to spud an additional three to four wells by year-end.

          Two of the currently drilling three wells in southeast New Mexico are deeper Morrow sand tests.  Current drilling plans call for the spudding of nine to 11 additional wells, a combination of shallow and deep, in southeast New Mexico by year-end 2005.

          As a result of the increased number of rigs under contract, Edge now expects to spud a total of 58 to 63 wells in 2005, all funded with internally generated cash flow.

          During the month of August, Edge entered into three costless collars covering between 45% and 50% of its estimated 2006 production on a Mcfe basis. For gas, Edge executed two costless collars covering 10,000 MMbtu’s per day of production each for all of 2006 on a Houston Ship Channel pricing basis.  One has a floor of $7.00 and a cap of $10.50 and the second has a floor of $7.00 and a cap of $16.10.  For oil, Edge executed a NYMEX basis costless collar covering 400 barrels per day for all of 2006 with a floor of $55 and a cap of $80.

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX.”

          Statements regarding production, all forecasts for 2005, including production, timing of future wells, growth in operational activities and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, results of acquisitions and the ability of the company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                                        08/31/2005
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          (EPEX)